Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Number 333-96687) of Pepco Holdings, Inc. of our report dated December 23, 2003 relating to the financial statements of the Potomac Electric Power Company Savings Plan for Non-Bargaining Unit, Non-Exempt Employees, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Washington, DC

December 23, 2003